SUBSIDIARIES
                                    OF
                          BRENDLE'S INCORPORATED


                        Alexander's/Brendle's, Inc.

                                 BFS, Inc.

                                 BIC, Inc.

                          Brendle Transport, Inc.

                     Brendle's Acceptance Corporation

                The Electronic Sports Collection USA, Inc.